Exhibit 99.1

Contact:

Stacey Peterson

Chief Financial Officer
714/241-0303

TTM TECHNOLOGIES, INC. REPORTS SECOND QUARTER 2005 RESULTS

SANTA ANA, CA – July 27, 2005 – TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards, today reported results for the second quarter of 2005.

Second-Quarter Results

Second quarter 2005 net sales decreased 7 percent to $57.2 million, compared to $61.6 million for the second quarter of 2004.  Sequentially, from the first quarter of 2005, net sales decreased $1.7 million, or 3 percent.  The sequential decline resulted from declining prices, partially offset by higher volumes.

Quick-turn business remained stable in the second quarter and represented 22 percent of net sales, compared to 21 percent for the second quarter of 2004 and 21 percent for the first quarter of 2005.

Gross margin decreased to 19.3 percent for the second quarter of 2005, compared to 31.0 percent for the second quarter of 2004 and 23.0 percent for the first quarter of 2005.  Gross margins during the second quarter of 2005 were negatively affected by lower prices, reduced operating efficiency due to back-end loaded shipments, and higher wage and benefits costs.

General and administrative expenses of $3.0 million in the second quarter declined from $3.8 million in the year-ago period and $3.4 million in the first quarter of 2005.  Sequentially, lower Sarbanes Oxley compliance costs and incentive compensation were partially offset by higher legal expenses.

TTM posted an operating profit of $4.8 million for the second quarter of 2005, down from $11.0 million for the second quarter of 2004 and $6.8 million for the first quarter of 2005.   The decline in gross profit, as described above, was the primary cause.

Net income for the second quarter of 2005 was $3.3 million, or $0.08 per diluted share, compared with $4.5 million, or $0.11 per diluted share, for the first quarter of 2005, and $6.9 million, or $0.17 per diluted share, for the second quarter of 2004.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter of 2005 was $7.9 million, compared with $13.5 million for the second quarter of 2004 and $9.7 million for the first quarter of 2005.

In the second quarter of 2005, TTM generated cash flow from operations of $3.7 million, enabling it to fund net capital expenditures of $2.2 million, while expanding its cash and short-term investments to a total of $63.6 million.

“Volume remained healthy in the second quarter, increasing 2 percent from the first quarter of 2005, as order and shipment activity built over the course of the quarter,” said

…/2 TTM

Kent Alder, President and CEO of TTM Technologies.  “But the back-end loaded shipment pattern reduced operating efficiency, while pricing was lower than anticipated.”

Outlook

For the third quarter of 2005, TTM is estimating revenues of $57 million to $60 million and earnings of $0.07 to $0.10 per diluted share.  “To date, third quarter order rates are at higher levels than we experienced at the beginning of the second quarter, but we continue to see pricing pressure,” concluded Alder.

Other Announcements

TTM also announced today that Stacey Peterson, the company’s Chief Financial Officer, will be leaving to accept a position as chief financial officer of a Los Angeles-based company.

“Stacey has been a tremendous asset to TTM,” stated Kent Alder.  “Among her many accomplishments, she has established effective financial controls and put in place a talented financial team that will serve our company well.  The company has retained an executive search firm to find a successor.  In the meantime, Stacey will help with the transition until a new CFO is named.”

Conference Call/Webcast

TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies.  TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.

The company will conduct a conference call to discuss its second-quarter performance and outlook today at 4:30 p.m. Eastern/1:30 p.m. Pacific time.  The call will be simulcast and available for replay until August 3, 2005, on the company’s Web site, www.ttmtech.com.

This release contains forward-looking statements that relate to future events or performance.  These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized.  Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements.  These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent SEC filings.

- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2005	2004	2005	2005	2004

Net sales	$57,216	$61,595	$58,883	$116,099	$119,291
Cost of goods sold	46,179	42,519	45,345	91,524	82,935

Gross profit	11,037	19,076	13,538	24,575	36,356

Operating expenses:
Selling and marketing	2,865	3,118	3,017	5,882	6,159
General and administrative	3,035	3,812	3,404	6,439	7,320
Amortization of intangibles	301	301	300	601	601
Restructuring charges	—	855	—	—	855
Total operating expenses	6,201	8,086	6,721	12,922	14,935

Operating income	4,836	10,990	6,817	11,653	21,421

Interest expense	(49)	(107)	(51)	(100)	(227)
Amortization of debt issuance costs	(13)	(26)	(13)	(26)	(53)
Interest income and other, net	462	116	384	846	208

Income before income taxes	5,236	10,973	7,137	12,373	21,349
Income tax provision	(1,964)	(4,063)	(2,677)	(4,641)	(7,913)

Net income	$3,272	$6,910	$4,460	$7,732	$13,436

Earnings per common share:
Basic	$0.08	$0.17	$0.11	$0.19	$0.33
Diluted	$0.08	$0.17	$0.11	$0.19	$0.32

Weighted average common shares:
Basic	41,267	40,759	41,078	41,171	40,683
Diluted	41,772	41,851	41,784	41,778	42,014

SELECTED BALANCE SHEET DATA

	July 4, 2005	December 31, 2004
Cash and short-term investments	$63,588	$58,538
Accounts receivable, net	37,626	35,778
Inventories, net	11,174	8,993
Total current assets	115,684	106,334
Net property, plant and equipment	53,739	52,174
Other assets	74,456	77,262
Total assets	243,879	235,770

Current liabilities	$20,638	$23,689
Long-term liabilities	2,533	455
Shareholders’ equity	220,708	211,626
Total liabilities and shareholders’ equity	243,879	235,770

SUPPLEMENTAL DATA

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2005	2004	2005	2005	2004
EBITDA	$7,887	$13,491	$9,683	$17,570	$26,303
EBITA	$5,628	$11,436	$7,530	$13,158	$22,288

Gross margin	19.3%	31.0%	23.0%	21.2%	30.5%
EBITDA margin	13.8	21.9	16.4	15.1	22.0
Operating margin	8.5	17.8	11.6	10.0	18.0

End Market Breakdown:

	Second Quarter
	2005	2004

Networking/communications	43.5%	42.7%
High-end computing	29.6	27.9
Industrial/medical	15.3	18.8
Computer peripherals	5.1	4.2
Handheld	3.1	2.8
Other	3.4	3.6

RECONCILIATIONS*

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2005	2004	2005	2005	2004
EBITA/EBITDA reconciliation:
Net income	$3,272	$6,910	$4,460	$7,732	$13,436
Add back items:
Income taxes	1,964	4,063	2,677	4,641	7,913
Interest expense	49	107	51	100	227
Amortization of debt issuance costs	13	26	13	26	53
Amortization of intangibles	330	330	329	659	659
EBITA	5,628	11,436	7,530	13,158	22,288

Depreciation expense	2,259	2,055	2,153	4,412	4,015
EBITDA	$7,887	$13,491	$9,683	$17,570	$26,303

* This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.

“EBITDA” means earnings before interest expense, income taxes, depreciation and amortization.  “EBITA” means earnings before interest expense, income taxes and amortization.  We present EBITDA / EBITA to enhance the understanding of our operating results.  EBITDA / EBITA is a key measure we use to evaluate our operations.  In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States.